Exhibit 99.1
Recursion Provides Business Updates and Reports First Quarter 2022 Financial Results

•Enrolled the first participant in our Phase 2 clinical trial for CCM and dosed multiple participants
•Expecting to enroll the first participant in our Phase 2/3 clinical trial for progressive NF2-mutated meningiomas in the second quarter 2022
•Received Fast Track Designation for REC-4881, a potential treatment for FAP, and expect to enroll the first participant in a Phase 2 trial in the third quarter 2022

SALT LAKE CITY, May 10, 2022 — Recursion (Nasdaq: RXRX), the clinical-stage biotechnology company industrializing drug discovery by decoding biology, today reported business updates and financial results for its first quarter ending March 31, 2022.

“Recursion achieved several key milestones, including dosing the first participants in our clinical trial for CCM, advancing our science across multiple other programs and continuing the evolution of our Recursion OS to take on additional steps in the drug discovery process beyond target discovery and lead identification,” said Recursion Co-Founder & CEO Chris Gibson, Ph.D. “It is exciting to be at this inflection point of our platform and making progress towards translating molecules into medicines with our potential treatments beginning to move through clinical development. We look forward to the additional clinical trials we plan to initiate later this year and the potential of our work and partnerships to positively impact the lives of patients and their loved ones.”

Stage of Development
CLINICAL
PRECLINICAL
LATE DISCOVERY
EARLY DISCOVERY
FAMILIAL ADENOMATOUS POLYPOSIS
(APC; est. 50K)
KRAS/STK11-DRIVEN CHECKPOINT RESISTANCE
MYC-DRIVEN ONCOLOGY
CANCER IMMUNOTHERAPY TARGET ALPHA
CANCER IMMUNOTHERAPY TARGET BETA
HEPATOCELLULAR CARCINOMA
HRD-NEGATIVE OVARIAN CANCER TARGET GAMMA
OVARIAN CANCER
CEREBRAL CAVERNOUS MALFORMATION
(CCM; est. 360K¹)
NEUROFIBROMATOSIS TYPE 2
(NF2; est. 33K²)
GM2 GANGLIOSIDOSIS
(HEXA/HEXB; est. 400³ )
CMT TYPE 2A
BATTEN DISEASE
CLOSTRIDIUM DIFFICILE COLITIS
SENOLYTICS
NEURAL OR SYSTEMIC INFLAMMATION
5 PROGRAMS
12 PROGRAMS
4 PROGRAMS
1 PROGRAM
6 PROGRAMS
Neuroscience
6 TOTAL PROGRAMS
Oncology
20 TOTAL PROGRAMS
Rare Disease
9 TOTAL PROGRAMS
Other
3 TOTAL PROGRAMS
Inflammation & Immunology
6 TOTAL PROGRAMS
Therapeutic Area

All populations are US and EUS incidence unless otherwise noted. EUS is defined as France, Germany, Italy, Spain and UK. (1) Prevalence for hereditary and sporadic symptomatic population. (2) Annual US and EUS incidence for all *NF2* driven meningiomas. (3) Worldwide prevalence; conducting dose optimization study in animal model with a potential trial start in 2024 (4) US and EUS prevalence (5) Our program has the potential to address a number of indications with systemic or neural inflammatory components We have not finalized a target product profile for a specific indication. (6) Our program has the potential to address a number of indications driven by *MYC* alterations, totalling 54,000 patients in the US and EUS annually. We have not finalized a target product profile for a specific indication. (7) Our program has the potential to address a number of indications in this space.

Summary of Business Highlights
•Clinical Programs

◦Cerebral cavernous malformation (CCM) (REC-994): In March 2022, we enrolled the first participant in our Phase 2 SYCAMORE clinical trial, which is a double-blind, placebo-controlled safety, tolerability and exploratory efficacy study of this drug candidate in 60 participants with CCM. At this time, multiple participants have been enrolled and dosed.
◦Neurofibromatosis type 2 (NF2) (REC-2282): We plan to enroll the first participant in our Phase 2/3 POPLAR-NF2 clinical trial, which is a parallel group, two stage, randomized, multicenter study of this drug candidate in participants with progressive NF2-mutated meningiomas, in the second quarter of 2022.
◦Familial adenomatous polyposis (FAP) (REC-4881): In April 2022, the U.S. Food and Drug Administration granted Fast Track designation for REC-4881 for the potential treatment of FAP. We plan to initiate a Phase 2, randomized, double-blind, placebo-controlled study to evaluate safety, pharmacokinetics and efficacy of this drug candidate in the third quarter of 2022.

•Preclinical and Discovery Programs
◦Clostridium difficile colitis (REC-3964): We made progress in IND-enabling studies for REC-3964 and plan to initiate a Phase 1 study in the second half of 2022.
◦Oncology pipeline: We continued to make progress advancing numerous oncology programs discovered using our next generation mapping and navigating technology, including programs related to immune checkpoint resistance in STK11-mutant non-small cell lung cancer, cancer immunotherapy target 'alpha', HRD-negative ovarian cancer target 'gamma', hepatocellular carcinoma, small molecule MYC inhibition, ovarian cancer and other indications. We highlighted this progress at the annual meeting of the American Association for Cancer Research (AACR).

•Roche and Genentech Collaboration: We have initiated laboratory efforts and are scaling our pilot work to create our first partnership-specific maps in an oncology indication. We have also begun the initial work for development of phenomaps in neuroscience.

•Bayer AG Collaboration: We have profiled Bayer's compound library for next generation map-based drug discovery and are actively navigating the map to seed potential programs. We have multiple first-generation brute-force programs related to the potential treatment of fibrotic diseases progressing simultaneously with our partner.

•Recursion OS
◦Transcriptomics: We automated key processes in our transcriptomics platform, TrekSeq, to enable higher scale and robustness related to the acquisition of transcriptomics data for use as an industrialized orthogonal validation assay.
◦InVivomics: We completed studies to enable the simultaneous monitoring of multiple mice and their respective individual digital biomarkers within the same cage and the tracking of digital biomarkers related to group social behaviors.

First Quarter 2022 Financial Results

•Cash Position: Cash, cash equivalents and investments were $591.1 million as of March 31, 2022.
•Revenue: Total revenue, consisting primarily of revenue from collaborative agreements, was $5.3 million for the first quarter of 2022, compared to $2.6 million for the first quarter of 2021. The increase was due to revenue recognized from our Roche-Genentech collaboration.
•Research and Development Expenses: Research and development expenses were $32.4 million for the first quarter of 2022, compared to $24.1 million for the first quarter of 2021. The increase in research and development expenses was primarily due to an increased number of pre-clinical assets being validated and increased clinical costs as studies progressed. These increases were partially offset by a decrease in platform costs due to partnership-related materials of $9.6 million, which has been capitalized on the balance sheet.
•General and Administrative Expenses: General and administrative expenses were $21.1 million for the first quarter of 2022, compared to $8.9 million for the first quarter of 2021. The increase in general and administrative expenses was due to the growth in size of the company's operations, including an increase in salaries and wages of $6.6 million, facilities costs, information technology and security costs and other administrative costs associated with operating a public company.
•Net Loss: Net loss was $56.0 million for the first quarter of 2022, compared to a net loss of $30.7 million for the first quarter of 2021.

Additional Corporate Updates

•Annual Shareholder Meeting: The Recursion Annual Meeting for shareholders will be held on Tuesday, June 14, 2022 at 12:00 pm Mountain Time.
•Oncology: Marie Evangelista, Ph.D., joined Recursion as Vice President, Oncology and will be responsible for translating Recursion’s internal pipeline of oncology compounds into the clinic as well as driving aspects of the Roche-Genentech collaboration related to an indication in gastrointestinal oncology. Dr. Evangelista previously served as Senior Director, Translational Medicine at Frontier Medicines and before that spent nearly two decades at Genentech.
•Communications: Ryan Kelly joined Recursion as Chief Communications Officer and will be responsible for external and internal communications. Mr. Kelly previously served as Vice President, Marketing and Communications at Virgin Hyperloop where he supported commercializing the company’s technology through global strategic communication campaigns.
•Investor Relations: Jared Allenbach joined Recursion as Senior Director, Investor Relations and will engage with investors and capital markets regarding strategic financing opportunities. Mr. Allenbach previously served as an investment banker within the healthcare sector at Goldman Sachs.

About Recursion
Recursion is the clinical-stage biotechnology company industrializing drug discovery by decoding biology. Enabling its mission is the Recursion Operating System, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets, the Recursion Data Universe. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset the Recursion Map, a collection of hundreds of billions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is proudly headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montreal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
InvestorRelations@Recursion.com

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2022	2021
Revenue
Operating revenue	$5,299	$2,500
Grant revenue	34	62
Total revenue	5,333	2,562

Operating costs and expenses
Cost of revenue	7,799	—
Research and development	32,441	24,109
General and administrative	21,074	8,937
Total operating expenses	61,314	33,046

Loss from operations	(55,981)	(30,484)
Other income (loss), net	2	(233)
Net loss	$(55,979)	$(30,717)

Per share data
Net loss per share of Class A and B common stock, basic and diluted	$(0.33)	$(1.33)
Weighted-average shares (Class A and B) outstanding, basic and diluted	170,690,392	23,035,623

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$507,891	$285,116
Restricted cash	1,521	1,552
Accounts receivable	34	34
Other receivables	11,363	9,056
Investments	83,214	231,446
Other current assets	15,432	7,514
Total current assets	619,455	534,718

Restricted cash, non-current	8,713	8,681
Property and equipment, net	70,704	64,725
Operating lease right-of-use assets	33,301	—
Intangible assets, net	1,309	1,385
Goodwill	801	801
Other non-current assets	36	35
Total assets	$734,319	$610,345

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,162	$2,819
Accrued expenses and other liabilities	23,118	32,333
Unearned revenue	54,247	10,000
Notes payable	92	90
Operating lease liabilities	4,086	—
Lease incentive obligation	—	1,416
Total current liabilities	85,705	46,658

Deferred rent	—	4,110
Unearned revenue, non-current	107,121	6,667
Notes payable, non-current	610	633
Operating lease liabilities, non-current	47,317	—
Lease incentive obligation, non-current	—	9,339
Total liabilities	240,753	67,407

Commitments and contingencies

Stockholders’ equity
Common stock (Class A and B)	2	2
Additional paid-in capital	949,932	943,142
Accumulated deficit	(456,059)	(400,080)
Accumulated other comprehensive loss	(309)	(126)
Total stockholders’ equity	493,566	542,938

Total liabilities and stockholders’ equity	$734,319	$610,345

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding early and late stage discovery, preclinical, and clinical programs; licenses and collaborations; prospective products and their potential future indications and market opportunities; Recursion OS and other technologies; business and financial plans and performance; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; the impact of the COVID-19 pandemic and force majeure events; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.